May 29, 1997



Commonwealth Cash Reserve Fund, Inc.
P.O. Box 1192
Richmond, Virginia   23209-1192

Dear Sirs:

 We have acted as counsel to Commonwealth Cash Reserve Fund, Inc. ("Fund"), a corporation organized under the laws of the Commonwealth of Virginia and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 as an open-end series management investment company. In connection with the filing of Form 24f-2, making definite the number of shares of the Fund sold during the Fund's fiscal year ended March 31, 1997, the Fund has requested our opinion as to the legality of shares of common stock issued by the Fund during such fiscal year.

 In connection with giving our opinion, we have examined and relied upon the Fund's currrent Registration Statement on Form N-1A and and have examined and relied upon originals, or copies certified to our satisfaction, of such corporate record, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

 Based on the foregoing, we are of the opinion that the shares of the Fund, registration of which the Rule 24f-2 Notice makes definite the number, were duly authorized, validly issued, fully paid and nonassessable.

 We hereby consent to the use of this opinion in connection with the filing of the Rule 24f-2 Notice. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

					Yours very truly,

					McGUIRE, WOODS, BATTLE & BOOTHE,
					       L.L.P

					By:   s\Arthur E. Anderson II